Exhibit 99.1

PRESS RELEASE

For more information contact:	January 23, 2007
Lisa Free (334) 676-5105
Director of Investor Relations

COLONIAL BANCGROUP TO ACQUIRE COMMERICAL BANK OF FLORIDA

MONTGOMERY, AL — Colonial BancGroup Chairman, CEO and President, Robert E. Lowder, announced today that The Colonial BancGroup, Inc. has entered into a definitive agreement to merge Commercial Bankshares, Inc. and its subsidiary Commercial Bank of Florida into The Colonial BancGroup, Inc and Colonial Bank, N.A. Under the terms of the agreement, Commercial Bankshares’ shareholders will receive in the aggregate, consideration of approximately $157.5 million in cash and 6.5 million shares of Colonial stock. Based on the $24.60 closing price of Colonial’s common stock on January 22, 2007, the transaction has an aggregate value of $317 million and a value per Commercial Bankshares’ share of $49.36.

Commercial Bankshares, headquartered in Miami, Florida, had total assets of $1 billion, total deposits of $841 million and total loans of $611 million at December 31, 2006. Commercial Bank of Florida currently operates 14 full service offices in Dade and Broward counties in South Florida.

Colonial will strengthen its position as the fifth largest commercial bank in Florida with a pro forma 2.92% deposit market share. Including Commercial Bankshares, Inc., Colonial will have assets of $13.8 billion, deposits of $10.2 billion and 180 branches in Florida. The transaction is expected to be accretive to earnings in the first full year of cost savings.

“The merger with Commercial Bankshares represents a great opportunity for Colonial to add convenience in one of Florida’s wealthiest and most dynamic growth markets – the Miami-Palm

Beach corridor. Commercial has minimal overlap with Colonial’s locations and will bring Colonial’s branches to 62 and deposits to $3.8 billion in South Florida. Commercial and Colonial share a common philosophy of customer service and a common vision for the future of the South Florida market. I look forward to working with the management team of Commercial to ensure our combined success,” said Mr. Lowder.

Completion of the transaction with Commercial Bankshares is subject to approval by various regulatory agencies and Commercial Bankshares’ shareholders. Upon completion of the acquisition of Commercial Bankshares, Colonial BancGroup will have over $24 billion in assets and 319 full service branches in Florida (180), Alabama (92), Georgia (18), Nevada (15) and Texas (14).

Colonial is traded on the New York Stock Exchange under the symbol CNB. Colonial will also file a Current Report on Form 8-K concerning this transaction today with the Securities and Exchange Commission which includes a map showing current Colonial Bank locations along with Commercial Bank of Florida locations and may be viewed at Colonial’s website at www.colonialbank.com.

Commercial is traded on the Nasdaq Global Market under the symbol CLBK. Commercial will also file a Current Report on Form 8-K concerning this transaction with the Securities and Exchange Commission.

Colonial’s management has scheduled a conference call on January 23, 2007 at 3 p.m. ET to discuss this transaction. Individuals are encouraged to listen to the live webcast and view a slide presentation that will be available on Colonial’s web site at www.colonialbank.com. The webcast will be hosted under “Events and Presentations” located under the “Investor Relations” section of the website. To participate in the Q&A session of the conference call, dial (877) 502-9273 or (913) 981-5582 Toll International, (Leader: Lisa Free). A replay of the conference call should be available beginning at 6 p.m. ET on January 23, 2007 and ending at midnight on January 30, 2007 by dialing (888) 203-1112 (Domestic Toll-Free) or (719) 457-0820 (Toll International). The pass code for both numbers is 3641364.

The information contained herein does not constitute an offer to sell any securities. However, Commercial Bankshares and its officers and directors may be deemed to have participated in the solicitation of proxies from Commercial Bankshares’ shareholders in favor of the approval of the merger. Information concerning Commercial Bankshares’ directors and executive officers is set forth in the Commercial Bankshares’ documents filed with the Securities and Exchange Commission (SEC) (available at http: www.sec.gov). The shareholders of Commercial Bankshares shall receive and are urged to read the Prospectus-Proxy Statement that will be filed with the Securities and Exchange Commission as it will contain information that will be important to their investment decision. After they are filed with the SEC, these documents shall also be available at the SEC’s website at www.sec.gov.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “potential” and “anticipates,” the negative of these terms and similar expressions, as they relate to BancGroup (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry;

•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;

•	the inability of BancGroup to realize elements of its strategic plans for 2007 and beyond;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied and projected returns on investments;

•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;

•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;

•	the impact of recent and future federal and state regulatory changes;

•	current and future litigation, regulatory investigations, proceedings or inquiries;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation (deflation);

•	acts of terrorism or war; and

•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

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